Exhibit 99.1

CYTYC IN COMPLIANCE WITH NASDAQ RULES AFTER FILING 10Q

MARLBOROUGH, Mass., May 22, 2007 – Cytyc Corporation (Nasdaq: CYTC) today announced that, in connection with the Company’s filing of its Form 10-Q for the quarter ended March 31, 2007 on May 18, 2007, The Nasdaq Stock Market notified the Company on May 21, 2007 that it is in compliance with Marketplace Rule 4310(c)(14). On May 16, 2007, the Company had received notice from Nasdaq regarding possible delisting of the Company’s securities due to Nasdaq not having received the Form 10-Q. However, Nasdaq’s notice to the Company on May 21, 2007 stated its determination that the Company is in compliance with the Marketplace Rule 4310(c)(14) and that this matter is now closed.

About Cytyc Corporation

Cytyc Corporation is a diversified diagnostic and medical device company that designs, develops, manufactures, and markets innovative and clinically effective diagnostic and surgical products. Cytyc’s products cover a range of cancer and women’s health applications, including cervical cancer screening, preterm birth screening, treatment of excessive menstrual bleeding, radiation treatment of early-stage breast cancer, and radiation treatment of patients with malignant brain tumors.

Cytyc is traded on The NASDAQ Global Select Market under the symbol CYTC. Cytyc, is a registered trademark of Cytyc Corporation.

Contact:

Cytyc Corporation

Tim Adams, Chief Financial Officer

508-263-8765